PURCHASE AGREEMENT

     The OFFITBANK Variable Insurance Fund, Inc., a Maryland corporation (the "Company"), and OFFIT Funds Distributor, Inc., a Delaware corporation (the "Distributor"), hereby agree as follows:

         1. The Company hereby offers the Distributor and the Distributor hereby purchases 3,333 shares of (par value $.001 per share) the Company, representing 3,333 shares in OFFITBANK VIF-High Yield Fund, 3,334 shares of (par value $.001 per share) the Company, representing 3,333 shares in OFFITBANK VIF-Emerging Markets Fund and 3,333 shares of (par value $.001 per share) the Company, representing 3,333 shares in OFFITBANK VIF-Investment Grade Global Debt Fund, at $10.00 per share, (the "Shares"). The Distributor hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Company hereby acknowledges receipt from the Distributor of funds in the amount of $100,000 in full payment for the Shares.

         2. The Distributor represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The Distributor agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Funds begins its investment activities, the Distributor will pay to the Company an amount equal to the number resulting from multiplying each Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Distributor or such transferee and the denominator of which is equal to the number of shares of each Fund outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of March, 1995.

                                     The OFFITBANK Variable Insurance Fund, Inc.

Attest:

/s/Carrie Zuckerman                   By:      /s/ Wallace Mathai-Davis
-------------------                            ------------------------
Name:  Carrie Zuckerman                        Name:  Wallace Mathai-Davis
                                               Title:  Secretary and Treasurer

Attest:                                        OFFIT FUNDS DISTRIBUTOR, INC.


/s/ Carrie Zuckerman                  By:      /s/ Gordon M. Forrester
--------------------                           -----------------------
Name:  Carrie Zuckerman                        Name:  Gordon M. Forrester
                                               Title:  Vice President